Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-55768, No. 33-55766, No. 33-65023, No. 333-18423, No. 333-18429, No. 333-18437, No. 333-77411, No. 333-88049, No. 333-30454, No. 333-30448 , No. 333-53562, No. 333-100867, No. 333-120314, No. 333-124774, No. 333-142727, No. 333-154705, No. 333-170348, No. 333-193782, No. 333-214474) and on Form S-3 (No. 333-40809 and No. 333-154703) of Kennametal Inc. of our report dated August 14, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
August 14, 2017